Exhibit 5.1

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240-3789

Phone +1 317 569 9600

Fax +1 317 569 4800

February 4, 2016

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Ladies and Gentlemen:

We have acted as counsel to Zimmer Biomet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the accompanying Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Registration Statement relates to the potential resale from time to time by certain selling stockholders (the “Selling Stockholders”), pursuant to Rule 415 of the Securities Act, of shares of common stock, par value $0.01 per share (“Common Stock”) currently held by the Selling Stockholders (the “Offered Common Stock”). The Selling Stockholders are to be named in a prospectus supplement or an amendment to such Registration Statement.

As counsel for the Company, we are familiar with the Restated Certificate of Incorporation of the Company dated June 24, 2015 (the “Certificate of Incorporation”) and the Restated Bylaws of the Company dated effective June 24, 2015, and we have reviewed (i) the Registration Statement and (ii) the proceedings taken by the Company in connection with the authorization of the Offered Common Stock.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Offered Common Stock is validly issued, fully paid and nonassessable.

The foregoing opinion assumes that the Offered Common Stock will consist solely of all or a portion of the 30,118,560 shares of Common Stock that were issued on June 24, 2015 in connection with the Company’s acquisition of LVB Acquisition, Inc.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby.

Our opinion set forth herein is limited to the Delaware General Corporation Law, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Common Stock or the Certificate of Incorporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Christine G. Long
Christine G. Long, Partner